Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

iCAD, Inc.

Nashua, New Hampshire

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2019, relating to the consolidated financial statements of iCAD, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

BDO USA, LLP

Boston, Massachusetts

December 18, 2019